U.S. SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549




                                FORM 8-K




                             CURRENT REPORT


                   PURSUANT TO SECTION 13 OR 15(d) OF
                 THE SECURITIES AND EXCHANGE ACT OF 1934





                              JULY 9, 2001
                            (Date of Report)

                         ----------------------

                       Commission File No. 0-29164



                     TRI-NATIONAL DEVELOPMENT CORP.
             (Name of Small Business Issuer in its charter)



                 Wyoming                       33-0741573
        (State of incorporation)             I.R.S. Employer
                                            Identification No.




                    480 Camino Del Rio S., Suite 140
                       San Diego, California 92108
                (Address of principal executive officers)




                             (619) 718-6370
          (Registrant's telephone number, including area code)


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ITEM 5.   OTHER EVENTS

TERMINATION OF AGREEMENTS

On March 28, 2001, Tri-National Development Corp. (the "Company") entered into agreements with Senior Care Industries, Inc., a publicly listed Nevada corporation ("Senior Care"), to sell certain real estate assets of the Company ("the sale") for a combination of cash, assumed debt and convertible preferred stock for a total of approximately $70,229,055. The purchase offer became effective and escrow was opened on April 30, 2001. Closing was subject to a cash down payment at closing of $10,000,000, of which $8,000,000 was to be in the form of a payment to Capital Trust, Inc. of New York in full repayment of Capital Trust's July 1999 loan to the Company on the Company's Plaza Rosarito property. A contractual requirement of the sale prior to closing was Capital Trust's approval of the sale, which approval would have been guaranteed by the full repayment of the loan.

When Senior Care was unable to make the scheduled $10,000,000 cash down payment, the Company, at the request of Senior Care, revised the agreements to replace the cash down payment with the stipulation that Senior Care negotiate with Capital Trust an agreement acceptable to Capital Trust for repayment of the loan and provide for all payments under any such agreement, effectively assuming the obligation and releasing Tri-National from any liability for its repayment. This agreement was intended to provide Senior Care with greater flexibility in meeting payment terms provided it could obtain Capital Trust's agreement to such terms.

The payoff of this loan is the most pressing issue facing the Company. The sale of assets to Senior Care as described above, which included the sale of Plaza Rosarito, was expressly subject to the approval of Capital Trust in order to insure the release of Tri-National's corporate guarantee, the personal guarantees given by Michael Sunstein and his wife, Dr. Jerry Parker and his wife, and Lic. Bersain Gutierrrez and his wife, and the subsequent judgments secured by Capital Trust in the amount of $8,300,000 against each of these parties individually and collectively.

Capital Trust has not accepted any of the offers submitted by Senior Care and continues to enforce both the corporate and personal guarantees and judgments. In addition, Capital Trust has requested and been granted a State of California court appointed receiver. The receiver's sole responsibility is to secure a mortgage on Plaza Rosarito on behalf of Capital Trust, which should then replace the corporate and personal guarantees and subsequent judgments. As detailed in our last Annual Report, at the time the loan was made to complete this acquisition, no mortgage was placed on the any of the properties that comprise Plaza Rosarito - including both the 187,500 square foot shopping center and the 15 acres of beachfront land. This effectively left the property free of all direct liens and encumbrances, and left Capital Trust's $8,000,000 loan unsecured by Plaza Rosarito, a state of affairs Capital Trust is now attempting to reverse.

Unable to negotiate a successful resolution to the payoff of Capital Trust, Senior Care then petitioned Tri-National to allow 100% of the consideration payable for the assets in escrow to be made in shares of their Convertible Preferred stock. After careful consideration and extensive due diligence, the Board of Directors of the Company has refused to accept these terms and the risks associated with this last proposal by Senior Care, and has now terminated the entire transaction effective as of the close of business on July 2, 2001.

The Company is aggressively pursuing several alternatives for the financing necessary to complete construction on the shopping center and pay off the $8,000,000 judgment due to Capital Trust, and believes it is making excellent progress toward a solution. Although the Company is confident it will resolve this matter with Capital Trust and retain participation in these properties, there can be no assurances that it will be successful in its efforts.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 9, 2001

TRI-NATIONAL DEVELOPMENT CORP.
(Registrant)

By:  Michael A. Sunstein,
     President, Chief Executive Officer
        and Chairman of the Board